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                                                                 EXHIBIT 10.7(c)

                                    EXHIBIT A

                             SUMMARY OF ENHANCEMENTS



         Air Products is willing to provide you the following individual arrangement pursuant to and in consideration of your signing the Agreement.

         Additional Credited Service. Air Products is willing to increase the credited service on which your pension benefit is based by an additional two years. Assuming separation from employment as of 30 November 1995, this will increase your straight life pension benefit by approximately $11,000 per year. This amount will be reduced if payments are made in the form of a joint and survivor benefit instead of the straight life form of payment. This additional benefit will be paid from Company general assets (subject to the rights of the Company's general creditors) and will be available only in the form of benefit payment you elect under the unfunded, non-tax-qualified Supplementary Pension Plan.

         Air Products estimates the present value of the additional pension credited service to be $124,000 as of 30 November 1995, based on your age and upon general life expectancy and interest rate assumptions used for the lump sum form of payment under the Supplementary Pension Plan. Of course, the actual value of this increased pension amount to you and your family will depend on your own longevity and that of your designated beneficiary, if you elect a survivor form of benefit.

         The pension amounts referenced above are before-tax amounts which have not been reduced for applicable federal, state and local income taxes which will be due in the years you receive payment. FICA taxes will be due on execution of the Agreement on the present value of the increased benefit attributable to the additional credited service.

         In order to qualify for this increased benefit, you must sign and return the Agreement of which this Summary of Enhancements is a part, as described in the letter provided to you accompanying the Agreement.


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Gerald A. White
15 September 1995
Page 2

                          AGREEMENT AND GENERAL RELEASE

         Air Products and Chemicals, Inc. ("Air Products"), and the undersigned, Gerald A. White ("Mr. White"), in exchange for their mutual promises herein set forth, hereby agree as follows:

         I. Air Products agrees that Mr. White's employment with Air Products will continue until and through 30 November 1995, on which date Mr. White will resign his employment with Air Products, and his position as an officer of Air Products and all affiliated companies. Air Products is willing to make available to Mr. White the Enhancements described in Exhibit A to this Agreement, in consideration of Mr. White's execution of this Agreement, and his agreement to continue to cooperate with Air Products in the SEC investigation and in all other matters related to Air Products' derivatives transactions in 1993 and 1994. Air Products further agrees to defend and indemnify Mr. White with respect to all matters arising out of his performance of his duties as Chief Financial Officer of Air Products, all as more specifically set out in Air Products' Articles of Incorporation and By-Laws.

         II. Mr. White unconditionally generally releases, remises, settles, compromises and forever discharges any and all manner of suits, actions, causes of action, damages and claims, known and unknown (including, but not limited to, claims for attorneys' fees, expenses and/or costs) that he has or may have against

                  (a) Air Products, its past or present affiliates or subsidiaries,

                  (b) any pension or benefit plans of Air Products, its past or present affiliates or subsidiaries (other than a claim for benefits that are vested or that are subject to this Agreement),

                  (c) the past or present officers, directors, agents and employees of Air Products, its past or present affiliates or subsidiaries, and/or

                  (d) the past or present trustees, administrators, agents or employees of the pension or benefit plans of Air Products, its past or present affiliates or subsidiaries,

for any actions up to and including the date hereof and the continuing effects thereof, except for the performance of the provisions of this Agreement, it being the intention of Mr. White to effect a general release of all such claims. Mr. White does not, by executing



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Gerald A. White
15 September 1995
Page 3

this Agreement, waive any rights or claims that may arise after the date this Agreement is executed.

         III. Notwithstanding Mr. White's announcement that he intends to resign from Air Products effective the close of business on 30 November 1995, this Agreement includes, but is not limited to, claims arising under federal, state and local laws, including those prohibiting employment discrimination or claims growing out of any legal restrictions on Air Products' rights to terminate its employees, including but not limited to the Pennsylvania Human Relations Act, 43 PA. C.S.A. Section 951 et seq. as amended, the Rehabilitation Act of 1973, 29 USC Section 701 et seq. as amended, Title VII of the Civil Rights Act of 1964, 42 USC Section 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC
Section 60l et seq., the Age Discrimination in Employment Act of 1967, 29 USC
Section 621 et seq., as amended ("ADEA"), the Americans With Disabilities Act, 29 USC Section 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC Section 301 et seq., as amended.

         IV. Mr. White acknowledges that he has been given the opportunity to consider this Agreement for at least 30 days, and that he has been advised to consult with an attorney in relation thereto prior to executing this Agreement.

         V. For a period of seven days following execution of this Agreement, Mr. White may revoke this Agreement. This Agreement shall not become effective or enforceable until that seven day revocation period has expired. Revocation of this Agreement by Mr. White will also automatically revoke Mr. White's acceptance of the Enhancements which otherwise would have been provided to him in accordance with this Agreement had it become irrevocable. After expiration of the seven day period, this Agreement shall become irrevocable.

         VI. Mr. White agrees, covenants and promises that he will not communicate or disclose the terms of this Agreement to any person other than a member of his immediate family, his attorney or his tax and financial advisors. Mr. White further agrees that, after his separation from employment from Air Products, he will not conduct himself in a manner adversely affecting Air Products.

         VII. In the event of any violation of Section VI hereof, (and for purposes of this Agreement, Mr. White agrees that the phrase "conduct himself in a manner adversely affecting Air Products" shall be subject to the reasonable judgment of the Chairman of the Board of Directors of Air Products), Mr. White recognizes and agrees that Air Products will be entitled to seek any and all appropriate relief, including but not limited to the return of any monetary sums paid hereunder or the revocation of the Enhancements, if not yet paid out, and Air Products' attorneys' fees, and Mr. White hereby assents to the assertion of personal jurisdiction over him by Air Products by any court in any action instituted by Air Products pursuant to this Agreement. Mr. White recognizes and agrees that his promises


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Gerald A. White
15 September 1995
Page 4

and covenants set forth in Section VI hereof constitute a material and significant part of the consideration received by Air Products in exchange for the promises of Air Products hereunder, and that any violation of Section VI will constitute a material violation of this Agreement.

         VIII. There are no understandings between the parties regarding this Agreement and/or the Enhancements other than as specifically set forth or referred to in this Agreement.

         IX. The undersigned intend to be legally bound by this Agreement and have read, signed, and delivered it without coercion and with knowledge of the nature and consequences thereof.

GERALD A. WHITE                     AIR PRODUCTS AND CHEMICALS, INC.


  /s/ G. A. White                       /s/ J. P. McAndrew
----------------------              -----------------------------
Dated: 6 November 1995                           J. P. McAndrew
                                                 Vice President
                                                 Human Resources